Exhibit 99.1


FOR IMMEDIATE RELEASE              Contact: Joseph L. Murphy
                                            President
                                            212-819-1066


        JLM COUTURE, INC. REPORTS SECOND QUARTER RESULTS


     New  York, June 19, 2003---JLM Couture, Inc. (NASDAQ: JLMC),

a  designer, manufacturer and marketer of wedding apparel,  today said  that, for the second fiscal quarter ended April  30,  2003,

revenues  were  $ 7,834,684, a 3 percent gain on  revenue  of   $

7,608,472  for the like quarter last year. Net Income  for  JLM's

2003  second  fiscal quarter was $ 392,985, or $ 0.21  per  basic share and $ 0.19 per diluted share, as compared to  $ 380,959, or

$ 0.19 per basic and diluted share, reported for the like quarter in fiscal 2002.

              For  the  first six months of fiscal 2003, revenues

were  $  13,316,517,  a 10 percent increase  on  revenues  of   $

12,108,748  for  the like period a year ago. Net income  for  the first  six months of fiscal 2003 was $ 593,490, or $ 0.31 a basic share and  $ 0.29 a diluted share, as compared to

$  548,803,  or $ 0.27 a basic share and diluted share,  for  the like period in fiscal 2002.

              Joseph  L. Murphy, president and CEO, said  he  was

encouraged  by the modest 3 % growth for the fiscal  quarter  and the  10  %  increase for the fiscal six months,  despite  a  weak retail  environment.  He noted that he believed  company  revenue should continue to grow as the sales activity at bridal retailers strengthens with economic recovery.

             JLM Couture, Inc., founded in 1987 and based in  New

York  City, is the nation's only publicly traded manufacturer  of wedding  apparel.  The  company's lines  include  Occasions,  its bridesmaids \ social occasions collection and the Occasions' Just

Separates collection; Lazaro, a contemporary bridal rendition  of the  finest  in  classic  European  bridal  styling;  Visions,  a moderately  priced  bridal collection  featuring  the  finest  in contemporary design; Jim Hjelm Couture, a collection  of  upscale bridal  designs  made  from the highest quality  fabrics;  Alvina

Valenta,  featuring  an  elegant look  in  upscale  contemporary-

classic bridal styling; and Lazaro Ensemble bridesmaids.



              Consolidated Statement of Operations
               For the Three and Six Months Ended
                April 30, 2003 and April 30, 2002
                           (Unaudited)

                           Three Months Ended April 30,
                         2003                    2002

Revenues                   $ 7,834,684      $7,608,472

Net Income                   $ 392,985       $ 380,959

Earnings Per Common Share
   Basic                        $ 0.21          $ 0.19
   Diluted                      $ 0.19          $ 0.19

Weighted Average Number of
 Common and Common Equivalent
   Shares Outstanding
    Basic                    1,908,999       2,027,333
    Diluted                  2,060,727       2,035,560


                            Six Months Ended April 30,
                             2003              2002

Revenues                  $13,316,517       $ 12,108,748

Net Income                  $ 593,490          $ 548,803

Earnings Per Common Share
   Basic                       $ 0.31             $ 0.27
   Diluted                     $ 0.29             $ 0.27

Weighted Average Number of
 Common and Common Equivalent
   Shares Outstanding
    Basic                   1,920,708          2,063,359
    Diluted                 2,069,912          2,070,741


This document contains forward- looking statements. There are certain important factors that could cause results to differ materially from those anticipated by the statements made above. Additional information on these and other factors are included in the company's quarterly reports on Form 10-Q, the company's annual report on Form 10-K ended October 30, 2002 and the company's annual report to shareholders.